UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2011

Angiotech Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

British Columbia	000-30334	98-0226269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1618 Station Street Vancouver, BC, Canada V6A 1B6

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (604) 221-7676

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2011, Angiotech Pharmaceuticals, Inc. (“Angiotech” or the “Company”), certain of its subsidiaries and holders (the “Consenting Noteholders”) of approximately 89% of the principal amount outstanding of the Company’s existing Senior Floating Rate Notes due 2013 (the “Existing Floating Rate Notes”) entered into the Sixth Agreement to Amend the Floating Rate Note Support Agreement (the “Sixth Amendment”). The Sixth Amendment amends the terms of the previously announced Floating Rate Note Support Agreement among Angiotech and the holders of Existing Floating Rate Notes party thereto, dated as of October 29, 2010 (as amended, the “FRN Support Agreement”), in connection with the Company’s proposed exchange (the “FRN Exchange Offer”) of its Existing Floating Rate Notes for new floating rate notes due 2013 (the “New Floating Rate Notes”).

Pursuant to the Sixth Amendment, Angiotech has agreed to amend the FRN Support Agreement to provide that, among other things: (i) the New Floating Rate Notes to be issued in connection with the FRN Exchange Offer would accrue interest subject to a LIBOR floor of 1.25%; (ii) the indenture governing the New Floating Rate Notes would impose restrictions on the Company’s ability to apply net proceeds received from certain asset sales; and (iii) the Consenting Noteholders party to the FRN Support Agreement would not oppose the recapitalization transactions currently contemplated by the Company. Concurrent with the execution of the Sixth Amendment, additional holders of Existing Floating Rate Notes executed joinders to the FRN Support Agreement, thereby bringing the aggregate level of support for the FRN Exchange Offer to approximately 89% of the outstanding Existing Floating Rate Notes.

As previously announced, the FRN Exchange Offer will be open to all qualifying holders of the Existing Floating Rate Notes. New Floating Rate Notes will be secured by second-priority liens over the assets, property and undertakings of the Company and certain of its subsidiaries and will otherwise be issued on substantially similar terms as the Existing Floating Rate Notes, other than as noted above and certain previously announced amendments to covenants in respect of the incurrence of additional indebtedness, asset sales and the definitions of permitted liens and change of control.

The above description of the Sixth Amendment does not purport to be a complete statement of the parties’ rights and obligations under the Sixth Amendment or the FRN Support Agreement. The above description of the Sixth Amendment is qualified in its entirety by reference to the Sixth Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The above description of the FRN Support Agreement is qualified in its entirety by reference to the FRN Support Agreement, a copy of which is attached as Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on November 2, 2010. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 8.01.	Other Events.

On February 24, 2011, the Company issued a press release announcing its entry into the Sixth Amendment described in Item 1.01. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Sixth Agreement to Amend the Floating Rate Note Support Agreement, dated February 22, 2011, among Angiotech Pharmaceuticals, Inc., certain of its subsidiaries and the holders of senior floating rate notes signatory thereto.

99.1	Press Release, dated February 24, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Angiotech Pharmaceuticals, Inc. (Registrant)

Dated: February 24, 2011	By:	/s/ K. Thomas Bailey
	Name:	K. Thomas Bailey
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Sixth Agreement to Amend the Floating Rate Note Support Agreement, dated February 22, 2011, among Angiotech Pharmaceuticals, Inc., certain of its subsidiaries and the holders of senior floating rate notes signatory thereto.

99.1	Press Release, dated February 24, 2011.